Exhibit 10.7

PENNY AUCTION SOLUTIONS, INC.
EMPLOYMENT AGREEMENT

January 1, 2015

Micheal C. Holt
PO Box 781166
Los Angeles, California

Dear Mr. Holt

Penny Auction Solutions, Inc. (PAS) is pleased to offer you the position of CEO at PAS reporting to the Board of Directors effective as of January 1, 2015. You shall provide to PAS the following services:

1 To implement the strategic goals and objectives of the organization.

2 With the cooperation of the Chair, enable the Board of Directors to fulfill its governance function.

3 To give direction and leadership toward the achievement of the organization’s philosophy, mission, strategy, and its annual goals and objectives.

4 Board Administration and Support -- Supports operations and administration of Board by advising and informing Board members, interfacing between Board and staff, and supporting Board’s evaluation of chief executive employees.

5 Program, Product and Service Delivery -- Oversees design, marketing, promotion, delivery and quality of programs, products and services.

6 Financial, Tax, Risk and Facilities Management -- Recommends yearly budget for Board approval and prudently manage the organization’s resources within those budget guidelines according to current laws and regulations.

7 Human Resource Management -- Effectively manages the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulation.

8 Community and Public Relations -- Assures the organization and its mission, programs, products and services are consistently presented in strong, positive image to relevant stakeholders and shareholders.

9 Fundraising -- Oversees fundraising planning and implementation, including identifying resource requirements, researching funding sources, establishing strategies to approach funders, submitting proposals and administrating fundraising records and documentation.

10 Responsible for managing the activities and personnel associated with keeping PAS in good standing as a private corporation and as a publically traded corporation when or if PAS is public and to maximize the valuation and share price of the company.

You accept and agree to such employment, and agree to be subject to the general supervision, advice and direction of PAS and PAS’s supervisory personnel. You shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to you from time to time by PAS.

2. COMPENSATION OF EMPLOYEE. As compensation for the services provided by you, PAS will pay you an annual salary of $78,500.00 payable in monthly installments and subject to applicable federal, state, and local withholding. Any unpaid compensation will be accrued as a liability on PAS financial statements and be due and payable to you at a future date to be determined by the Board and yourself, as resources become available. Upon termination of this agreement, payments under this paragraph shall cease; provided, however, that you shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which you have not yet been paid, and for any commission earned in accordance with PAS’s customary procedures, if applicable. This section of the Contract is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

3. EXPENSE REIMBURSEMENT. PAS will reimburse you for “out-of-pocket” expenses incurred by yourself in accordance with PAS’s policies in effect from time to time.

4. CONFIDENTIALITY. You recognize that PAS has and will have information regarding the following:

- inventions
- products
- product design
- processes
- technical matters
- trade secrets
- copyrights
- customer lists
- prices
- costs
- discounts
- business affairs
- future plans

and other vital information items (collectively, “Information”) which are valuable, special and unique assets of PAS. You agree that you will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of PAS. You will protect the Information and treat it as strictly confidential. A violation by you of this paragraph shall be a material violation of this agreement and will justify legal and/or equitable relief.

5. TERM/TERMINATION. Your employment with PAS is at will and therefore not for a specific term and may be terminated by either you or PAS at any time without notice. The at will nature of employment at PAS constitutes the entire agreement between you and PAS and any changes to these terms must be in writing and signed by you and the Company’s Board.

To indicate your acceptance of PAS’s offer, please sign and date this letter in the space provided below and return a copy to both Board members.

6. COMPLIANCE WITH EMPLOYER’S RULES. You agree to comply with all of the rules and regulations of PAS.

7. RETURN OF PROPERTY. Upon termination of this agreement, you shall deliver to PAS all property which is PAS’s property or related to PAS’s business (including keys, records, notes, data, memoranda, models, and equipment) that is in your possession or under your control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by you.

8. NOTICES. All notices required or permitted under this Contract shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Penny Auction Solutions, Inc.
Attn: Board of Directors
300 A St. Ste. 156, San Diego, CA 92101

Employee:

Micheal C. Holt, CEO
PO Box 781166
Los Angeles, California 90016

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

9. SEVERABILITY. If any provisions of this agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court funds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10. APPLICABLE LAW. This agreement shall be governed by the laws of the State of California.

11. SIGNATORIES. This agreement shall be signed by Micheal C. Holt in an individual capacity. This Contract is effective as of the date first above written.

	Date:	1/1/15
Micheal C. Holt, CEO

In withness thereof:
	Date:	1/1/15
Daivd Wiggins, PAS Board Member

Offer letter for Micheal C. Holt as CEO of Penny Auction Solutions, Inc. Page 1

Attached: ADDENDUM A

EMPLOYMENT AGREEMENT ADDENDUM - A

EFFECTIVE DATE AS CEO. It shall be noted that Michael C. Holt has been a serving as the CEO of Penny Auction Solutions, Inc. since September 1st, 2011. However, Mr. Holt was working without an employment contract and without any form of monetary compensation. The purpose of this agreement is to officially note his CEO role and responsibilities and to establish a basic compensation plan and agreement. Both PAS and Micheal C. Holt reserve the right to revisit this agreement at any point in the future in order to modify otherwise replace this agreement with another employment contract or agreement.

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with PAS is at will

1-1-15
Date	Micheal C. Holt, CEO

END OF AGREEMENT

Offer letter for Micheal C. Holt as CEO of Penny Auction Solutions, Inc. Page 1